Exhibit 10.1

EXECUTION COPY

Howmet Aerospace Inc. 201 Isabella Street Pittsburgh PA 15212

December 2, 2022

John C. Plant

c/o Howmet Aerospace Inc.

201 Isabella Street

Pittsburgh PA 15212

Dear John:

This letter (this “Agreement”) memorializes our recent discussions concerning your continued employment under the letter agreement between Howmet Aerospace Inc. (the “Company”) and you, dated as of February 24, 2020, as amended June 9, 2020 and October 14, 2021 (the “Letter Agreement”) (capitalized terms not defined herein shall have the meanings ascribed to them in the Letter Agreement) and amends the Letter Agreement to the extent necessary solely in the manner set forth below. All other terms and conditions contained in the Letter Agreement that are not specifically amended herein shall remain unaffected and unamended by this Agreement (in particular and among other items, the restricted stock unit awards previously granted under the Letter Agreement are and remain unamended by this Agreement).

Annual Incentive Compensation. Effective January 1, 2023, you will participate during the Term in the Company’s annual incentive plan applicable to senior executives generally, with a target annual bonus of 175% of your base salary (for clarity, under the same annual incentive plan metrics as are applicable to other corporate executives).

Equity Compensation. The Company will, on the date in 2024 (the “Grant Date”) that it makes equity compensation awards to other senior executives generally (assuming your continued employment through the Grant Date), grant you an award of restricted stock units, with each unit corresponding to one share of common stock of the Company, par value $1 (“Shares”). The total number of units subject to the award shall equal the quotient of $14,100,000 divided by the closing price of a Share on the date of grant, rounded up to the nearest whole number, with 40% of such units to be time-vesting units (the “RSUs”) and 60% of such units to be performance-vesting units (“PSUs”). The terms of the RSUs and PSUs shall be generally the same as those of RSUs and PSUs granted to Company senior executives on the Grant Date (including three-year cliff vesting of the RSUs), except that (x) upon a termination of your employment by the Company without Cause or by you for Good Reason, the RSUs will continue to vest and the PSUs will remain eligible to vest as if you had remained employed, (y) you will not be eligible to retire for purposes of the RSU and PSU grants prior to the date that is nine months after the Grant Date (but, for clarity, from and after such date, you will be eligible for retirement/continued vesting treatment in respect of the RSU and PSU grants), and (z) upon your death, the RSUs and PSUs will vest on a prorated basis (in the case of the PSUs, assuming target performance), and upon your Disability, a prorated portion of the RSUs will continue to vest and a prorated portion of the PSUs will remain eligible to vest as if you had remained employed. From and after the 2024 year, your future equity will be reviewed on an annual basis.

Severance. Effective as of January 1, 2023, (i) the word “except” is added before “as set forth below” in the proviso to the first sentence of the section of the Letter Agreement titled “Employee Benefits” and (ii) the section of the Letter Agreement titled “Severance; No Nonqualified Deferred Compensation” is restated as follows:

From January 1, 2023 through the conclusion of the Term, you will participate as a “Tier I Employee” in both the Company’s Executive Severance Plan and the Company’s Change in Control Severance Plan as such plans exist on the date of this Agreement, provided that (x) for purposes of the Company’s Executive Severance Plan, any termination of your employment hereunder for Good Reason shall be deemed a termination without Cause for purposes of such plan and (y) for purposes of the Company’s Change in Control Severance Plan, the definition of Good Reason set forth herein shall apply instead of the definition set forth in such plan. From and after the date of this Agreement, the Company agrees that any amendment or purported termination of either the Executive Severance Plan or the Change in Control Severance Plan shall not affect and shall not be applicable to you unless you agree to such amendment or termination in writing prior to the effective date of such change. You will not participate in any nonqualified deferred compensation plan sponsored by the Company or any of its affiliates. Except as provided hereunder, you hereby waive any right to participate in any other severance plans or programs and any nonqualified deferred compensation plans of the Company and its affiliates, notwithstanding the terms of such plans.

Miscellaneous. The Company will pay directly to your attorney, within 20 days following the full execution of this Agreement, all reasonable and documented attorneys’ fees incurred in the negotiation and drafting of this Agreement in an amount not to exceed $15,000. Except as otherwise expressly provided in this Agreement, the Letter Agreement shall remain in full force and effect. The section of the Letter Agreement entitled “Governing Law; Jurisdiction” is incorporated into this Agreement by reference and shall apply to this Agreement as if set forth herein.

[Signature page follows.]

Sincerely,

/s/ James F. Albaugh

James F. Albaugh
Lead Director
Howmet Aerospace Inc. Board of Directors

Acknowledged and Agreed:

/s/ John C. Plant	2 Dec.’22
John C. Plant	Date